Exhibit 4.21

SUPPLEMENTAL LETTER

To:	Paragon Shipping Inc.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
The Marshall Islands MH96960

From:	Bank of Scotland plc
Pentland House
8 Lochside Avenue
Edinburgh EH12 9DJ
Scotland
(acting in its capacity as Agent for the Lenders)

Dear Sirs
                                            June 2009
1	Background.

(A)
By a loan agreement dated 4 December 2007 (as amended and supplemented by a supplemental letter dated 20 May 2008 and a supplemental agreement dated 13 March 2009, the "Loan Agreement") made between (i) you as borrower, (ii) the banks and financial institutions listed therein as lenders (the "Lenders"), (iii) Bank of Scotland plc as swap bank and (iv) Bank of Scotland plc as agent (in such capacity referred to as the "Agent"), mandated lead arranger, underwriter and security trustee, the Lenders agreed to make available to you a secured revolving credit facility of (originally) up to US$89,000,000.

(B)	Pursuant to discussions between us, we have agreed to amend the manner in which the Working Capital of the Group is determined.

2
Agreement and amendments to the Loan Agreement.  With effect from the date on which this Letter is countersigned by you and the other Security Parties referred to below, the Loan Agreement shall be amended as follows:

(a)	by adding each of the following new definitions in Clause 1.1 thereof:

""Accounting Information"  means the annual audited consolidated financial statements of the Group to be provided by the Borrower to the Agent in accordance with Clause 11.6(a) of this Agreement or the quarterly unaudited consolidated accounts of the Group to be provided by the Borrower to the Agent in accordance with Clause 11.6(b) of this Agreement (as the context may require);";

""Current Assets" means, the current assets of the Group (excluding derivative revaluations but including restricted cash) as stated in the most recent Accounting Information"; and

""Current Liabilities" means, the current liabilities of the Group (excluding derivative revaluations) as stated in the most recent Accounting Information";" and

(b)
by construing all references in the Loan Agreement to "this Agreement", "hereunder" and the like and in the Finance Documents to the "Loan Agreement" as references to the Loan Agreement as amended and/or supplemented by this Letter.

3	Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that:

(a)
the representations and warranties contained in the Loan Agreement are true and correct on the date of this Letter as if all references therein to "this Agreement" were references to the Loan Agreement as supplemented by this Letter; and

(b)	this Letter comprises the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms.

4
Loan Agreement and Finance Documents.  The Borrower hereby agrees with the Lenders that the provisions of the Loan Agreement and the Finance Documents shall be and are hereby re-affirmed and remain in full force and effect.

5	Notices. Clause 28 (Notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

6
Governing Law.  This Letter shall be governed by and construed in accordance with English law and Clause 30 (Law and Jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter.

Yours faithfully

for and on behalf of
BANK OF SCOTLAND plc
(in its capacity as Agent for the Lenders)

Accepted and agreed

for and on behalf of
PARAGON SHIPPING INC.

Dated               June 2009

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

for and on behalf of
IMPERATOR I MARITIME COMPANY

for and on behalf of
CANYON I NAVIATION CORP.

Director
for and on behalf of
ALLSEAS MARINE S.A.

Dated               June 2009